P
Portman
Limited

27 July 2006	ABN 22 007 871 892 Level 11 The Quadrant 1 William Street Perth 6000 Western Australia GPO Box W2017 Perth, 6001 Tel: Fax:	61 8 9426 3333 61 8 9426 3344

(12 pages in total)

The Announcements Officer
Australian Stock Exchange (Sydney) Limited
Level 10
20 Bond Street
SYDNEY NSW 2001

Electronically Lodged

Dear Sir

QUARTERLY REPORT FOR THE PERIOD ENDED 30 JUNE 2006

Please find attached Portman’s Quarterly Report for the period ended 30 June 2006.

Yours faithfully

/s/ L. A. Kipfstuhl

L. Kipfstuhl
COMPANY SECRETARY

PORTMAN LIMITED P

A.B.N. 22 007 871 892

QUARTERLY REPORT FOR THE PERIOD ENDED
30 JUNE 2006

HIGHLIGHTS

Earnings

•	Net profit $35.5 million.

Marketing

•	Iron ore prices settled at a 19% increase to the benchmark price for lump and fine ore.

Koolyanobbing Project

•	Plant throughput increasing but still below the 8 Mtpa rate.

•	All 8 Mtpa infrastructure complete and commissioned.

•	Demand remains extremely strong, especially for Fine ore.

Cockatoo Island Project (100%)

•	Production proceeding according to plan with an average 2.5 shipments per month.

•	Drilling program at eastern end of main pit completed.

•	Resource evaluation will precede a decision of construction of a third stage of the sea wall project.

PORTMAN LIMITED P
A.B.N. 22 007 871 892

1.0 PORTMAN REPORTS RECORD SECOND-QUARTER EARNINGS

Portman Limited (ASX:PMM) today reported a record second-quarter 2006 unaudited net profit of $35.5 million or 20.2 cents per share (all per-share amounts are “diluted”), versus net profit before transaction costs of $24.1 million or 13.8 cents per share in 2005. Net profit for the first half in 2006 was also a record $52.3 million or 29.8 cents per share, versus net profit before transaction costs of $45.3 million or 25.8 cents per share.

Following is a summary:

	(In Millions Except Per Share)
	Second Quarter		Half Year
	2006	2005	2006	2005
Sales Tonnes	1.8	1.5	3.2	3.0
Sales Revenue	124.4	88.3	208.3	159.8
Net profit before transaction costs:
Amount	35.5	24.1	52.3	45.3
Cents per share	20.2	13.8	29.8	25.8
Expenses related to the transaction after tax:
Amount		(0.3)		(5.3)
Cents per share		(0.2)		(3.0)
Net profit:
Amount	35.5	23.8	52.3	40.0

Cents per share	20.2	13.6	29.8	22.8

Second Quarter

The increase in net profit before transaction costs of $11.4 million was comprised of a $16.3 million increase in pre-tax profit, net of $4.9 million increase in income taxes. The pre-tax earnings increase of $16.3 million was due primarily to increased sales revenue, $36.1 million, partially offset by increased cost of goods sold $19.7 million, and increased shipping & selling costs $4.3 million. The mark to market adjustment for the hedge book was favourable $5.9 million, reflecting the fair value movement in the time value of option based hedges.

•	Sales revenue increased by $36.1 million due to a 19% increase in the 2006 international ore price $25.7 million, higher sales volume, $13.5 million, partially offset by exchange rate effects of $2.2 million and an unfavourable sales mix of $0.9 million. The sales price increase relating to first quarter sales was $9.9 million.

•	Cost of goods sold increased $19.7 million, primarily due to higher mining costs, $7.4 million, higher waste removal $6.0 million and increased rail freight $4.5 million. Input costs in all areas are being affected by higher fuel costs and labour skills shortage.

•	Shipping and selling costs increased by $4.3 million primarily due to increased sales royalties.

•	Increased exploration expenditures $0.9 million

First Half

The increase in net profit before transaction costs of $7.0 million was comprised of a $10.0 million increase in pre-tax profit, net of $3.0 million increase in income taxes. The pre-tax earnings increase of $10.0 million was due primarily to increased sales revenue, $48.5 million, partially offset by increased cost of goods sold $34.6 million, and increased shipping & selling costs $5.1 million. The mark to market adjustment for the hedge book was favourable $2.9 million, reflecting the fair value movement in the time value of option based hedges.

•	Sales revenue increased by $48.5 million due to a 19% increase in the 2006 international ore price $39.7 million, higher sales volume, $13.8 million, favourable sales mix of $3.2 million, partially offset by exchange rate effects of $8.2 million.

•	Cost of goods sold increased $34.6 million, primarily due to higher mining costs, $14.6 million, higher waste removal $11.2 million and increased rail freight $7.1 million.

•	Shipping and selling costs increased by $5.1 million primarily due to increased sales royalties.

•	Increased exploration expenditures $1.0 million

Capital Expenditure

The Company’s capital expenditure program for 2006 including the completion of the approved expansion to 8 million tonnes per annum and new profit improvement and other sustaining capital items, is estimated to total $42.8 million, which will be funded from current cash flow. Capital expenditures in 2005 totalled $76.9 million.

Minor plant adjustments continue to be made to improve the operation of the expanded plant. Portman expects to be shipping at close to an 8.0 million tonne rate in the third quarter.

Liquidity

At June 30, 2006, Portman had $39.3 million of cash and cash equivalents and $5.0 million in held to maturity investments. At December 31, 2005, Portman had $74.5 million of cash and cash equivalents. The $30.2 million decrease in liquid assets primarily reflected the increased capital expenditures and an increase in working capital requirements which was primarily due to the payment of the final income tax instalment relating to the 2005 year and an increase in product inventories to support the expanded operation.

Outlook

Richard Mehan, Managing Director stated that the delay in completion of the expansion project will reduce Portman’s estimated 2006 sales volume to 7.5 million tonnes. “Cost pressures remain extremely strong. Salaries, fuel, consumables and construction costs are of particular concern. A lack of skilled contractor personnel and a high level of churn in operators and supervisors is hindering Portman’s ability to fully utilise infrastructure”.

Accounting Change

Effective 1 January 2006, Portman changed its accounting policy to expense exploration expenditures and deferred waste as incurred. The prior period comparative has been restated as if this policy has applied.

2.0	PORTMAN IRON ORE
	2.1	Koolyanobbing Project

		2.1.1.	Production

Production and shipments for the quarter were as follows:

	Actual	Actual	Actual
	June Qtr 2006	YTD 2006	June Qtr 2005
-
Koolyanobbing Iron Ore Project
	-	-	-
Waste: (bcm)
Koolyanobbing	512,310	986,348	140,291
Mt Jackson	328,860	588,646	122,953
Windarling	1,850,580	3,433,043	1,594,159
Total Waste	2,691,750	5,008,037	1,857,403

Ore Mined: (wmt)

Koolyanobbing	374,170	657,442	109,141

Mt Jackson	708,570	1,292,857	409,270

Windarling	763,975	1,457,416	960,343

Total Ore Mined	1,846,715	3,407,715	1,478,754

Ore Processed: (wmt)

Lump	989,698	1,574,672	693,703

Fines	829,783	1,406,191	703,371

Total Ore Processed	1,819,481	2,980,863	1,397,074

Ore Railed: (wmt)

Lump	1,007,766	1,759,786	725,062

Fines	757,276	1,329,854	702,873

Total Ore Railed	1,765,042	3,089,640	1,427,935

Ore Shipped: (wmt)

Lump	792,180	1,542,660	726,529

Fines	812,199	1,372,672	658,271

Total Ore Shipped	1,604,379	2,915,332	1,384,800

2.1.2.	Project Development

•	Price increases of +19% for both Lump and Fine ore were agreed with customers.

•	Mining performance at Windarling/Mt Jackson remains below budget. This is a function of contractor performance. Maintaining an appropriate level of supervision and skilled operators is proving difficult.

•	Haulage is proceeding smoothly with all but two of the BGC road trains now operational. Widening of the haul road is almost complete.

•	Plant operations continued to improve on both an hourly throughput and tonnes per month basis but remain below an 8 Mtpa rate. Take away rates on the main conveyors from the old section of the plant may require modification.

•	Approval has been received to construct the Windarling airstrip and work has commenced.

•	Meetings have been held with the new above rail operator (Queensland Rail) and track owners (Babcock and Brown Infrastructure). A contract variation for railing above 6 Mtpa has been concluded with the operator. Rail performance at around 95% is satisfactory.

2.2.	Cockatoo Island Joint Venture (100%)

2.2.1.	Production

Production and shipments for the quarter were as follows:

	Actual	Actual	Actual
	June Qtr 2006	YTD 2006	June Qtr 2005
Cockatoo Island
Iron Ore Project

Waste (bcm)	78,235	139,531	110,558

Ore Mined (wmt)	333,835	577,991	240,555

Ore Produced (wmt)	330,095	608,661	266,093

Ore Shipped (wmt)	316,415	621,615	286,354

•	Most of the waste from Stages 1 & 2 of the Seawall Project has been removed. Mining is in steady state and the planned shipping rate of around 115,000 tonnes per month is being achieved.

•	An exploration drilling program has been undertaken at the far eastern end of the main orebody. If assays and mine schedules confirm adequate tonnage, a third stage of the seawall project is possible. A decision on the extension will be made in the third quarter.

2.3

Exploration

Summary

The Koolyanobbing, Mt Finnerty, Perrinvale and Cockatoo Island JV project areas have been the focus of exploration activity during the quarter. At the Koolyanobbing project area, infill and step-out reverse circulation drilling comprised a total of 38 drill holes for 3,864 meters during the reporting period. At the Mt Finnerty project area, scout drilling of initial mapped prospects consisted of 28 drill holes for 1,497 meters. Reconnaissance mapping of Portman’s Perrinvale exploration tenements continued during the quarter. At Cockatoo Island a resource definition reverse circulation drilling program testing an eastern extension of the Seawall Hematite orebody consisting of 39 drill holes for 1,608 meters was completed.

Koolyanobbing Project Area

Reverse circulation drilling conducted during the 2nd quarter 2006 consisted of the completion of in-fill drill programs at the C and W2 deposits with 22 holes drilled, the remaining 2nd quarter drilling being a step-out program at the D deposit where 16 holes were drilled.

•	The in-fill drill program at the C deposit on the Koolyanobbing Range consisted of 2,171 meters during the reporting period. The aim of the program is conversion of inferred resources to an indicated classification. Best assay results for the reporting period consists of 13 meters @ 59.63% Fe, 0.034% P, 0.016% S, 0.19% Al2O3 and 6.04% SiO2 from 38 meters and 21 meters @ 62.29% Fe, 0.013% P, 0.054% S, 0.35% Al2O3 and 1.72% SiO2 from 134 meters in drill hole KCRC139; 27 meters @ 62.11% Fe, 0.011% P, 0.171% S, 1.14% Al2O3 and 1.11% SiO2 from 12 meters depth and 18 meters @ 61.35% Fe, 0.009% P, 0.107% S, 0.81% Al2O3 and 0.88% SiO2 from 48 meters in drill hole KCRC146; 49 meters @ 62.92% Fe, 0.008% P, 0.038% S, 0.45% Al2O3 and 1.62% SiO2 from 53 meters in drill hole KCRC154, and 30 meters @ 59.16% Fe, 0.059% P, 0.038% S, 0.93% Al2O3 and 2.64% SiO2 from 14 meters and 21 meters @ 60.37% Fe, 0.048% P, 0.013% S, 0.58% Al2O3 and 2.54% SiO2 from 48 meters in drill hole KCRC155. Geologic modelling of the mineralization domains is presently underway with an updated C deposit resource estimate scheduled for 3rd quarter completion.

•	At D deposit, a step-out drill program totalling 1,159 meters was completed. The drill target being a lens of outcropping mineralization extending south from the D deposit towards E deposit. Assay results are not yet available.

•	The W2 deposit drilling consisted of 3 deep holes for 534 meters to enhance spatial control for proposed mining advance. Information from these holes is being utilized to optimize the pit design.

•	A diamond drilling program consisting of 3 drill holes in each of the C, F and J5 deposits was conducted during the reporting period for a total of 739 meters. The PQ-sized drill core is earmarked for metallurgical testing.

•	An update to the W1 geologic model based on 4th quarter 2005 drilling along strike from the main outcropping mineralisation has been completed. Additional drilling west of the main W1 mineralization is warranted based on the updated interpretations and prior to incorporating results into a new resource estimate for the deposit.

Mt. Finnerty Project Area

The Mt Finnerty project area is located 65 kilometres east of the Koolyanobbing Range and is covered by an iron ore joint venture agreement with Reed Resources executed in the 3rd quarter 2005. The geology of the project area consists of the north-westerly trending Watt Hills greenstone belt containing lenses of variably mineralized and lateritised banded iron formation over a 30 kilometre strike length.

A scout reverse circulation drilling program at Mt Finnerty consisting of 28 drill holes for 1,497 meters was completed during the reporting period. The main objective was determining the depth extent of surface-mapped mineralisation at 7 of 9 prospects identified. Only one of the 7 drilled prospects intersected significant mineralization below surface with best assay results at this prospect being 12 meters @ 60.09% Fe, 0.078% P, 0.295% S, 2.20% Al2O3 and 2.94% SiO2 from 5 meters in MFRC023, 10 meters @ 59.88% Fe, 0.096% P, 0.139% S, 1.67% Al2O3 and 3.54% SiO2 from 16 meters in MFRC024, 21 meters @ 59.72% Fe, 0.116% P, 0.159% S, 2.74% Al2O3 and 2.77% SiO2 from 13 meters in MFRC025 and 10 meters @ 58.72% Fe, 0.126% P, 0.140% S, 3.03% Al2O3 and 3.59% SiO2 from 22 meters in MFRC026.

Reconnaissance drilling at the other six Mt Finnerty prospects returned results with only thin bands of iron enrichment approaching ore grade mineralisation. Follow-up work is warranted in the vicinity of the mineralization intersected in drill holes MFRC023-026. This work will include detailed geological mapping and surface sampling to better delineate prospective zones within the BIF units prior to further drilling.

Perrinvale Project Area

The Perrinvale project area comprises two Portman exploration licences (E29/565 and E30/291) located approximately 90km west of Menzies. In the previous reporting period reconnaissance mapping had been conducted and 68 rock chip samples collected within the project area. The following table lists analytical results for rock chips samples exceeding 58% Fe from the first phase of field work.

E_MGA_Z51	N_MGA_Z51	FE	P	SiO2	Al2O3	Mn	S
224271	6734383	66.89	0.068	2.06	0.70	0.01	0.017

225042	6730714	63.64	0.063	1.63	1.02	0.02	0.054

223681	6742106	63.28	0.054	4.41	1.18	0.02	0.063

225088	6730310	63.15	0.066	1.83	0.48	0.03	0.140

222368	222370	62.75	0.186	1.65	0.48	0.01	0.029

222370	6745867	61.57	0.167	2.35	0.17	0.00	0.011

217087	6764202	60.61	0.045	7.84	0.59	0.03	0.024

217157	6763538	60.60	0.019	4.81	3.72	0.01	0.040

224448	6733098	60.09	0.023	2.65	0.38	0.43	0.056

222517	6744074	59.96	0.041	5.83	2.75	0.01	0.183

224496	6732833	59.85	0.039	6.44	2.28	0.10	0.116

222570	6744068	59.45	0.098	4.80	2.31	0.05	0.200

224221	224221	59.25	0.047	9.22	0.44	0.02	0.047

225051	6730657	59.20	0.056	6.99	1.89	0.02	0.085

220301	6736098	58.58	0.082	4.74	2.25	0.02	0.259

225134	6730955	58.12	0.066	8.42	0.56	0.06	0.047

Helicopter reconnaissance was conducted during the reporting period aimed at rapid identification of prospective areas for follow-up prospect mapping and drill target identification.

Cockatoo Island Joint Venture

A resource definition reverse circulation drill program was conducted at Cockatoo Island during the reporting period consisting of 39 drill holes for 1,608 meters. The aim of the program is to establish a JORC-compliant indicated resource estimate for a Stage 3 eastern extension of the Seawall Hematite orebody. This eastern extension underlies the present fixed plant infrastructure at Cockatoo. The results of the drill program will be utilized in assessing the economic feasibility of relocating this infrastructure and extending the seawall embankment east. No assay results were available during the reporting period. Geologic modelling and resource estimation will be completed during the 3rd quarter.

Exploration Expenditure

	(000’s)
	June Qtr 2006	YTD 2006	June Qtr 2005
Koolyanobbing
Project $	1,383	2,138	717

Cockatoo Island (100%) $	415	419	21

The information in this report that relates to Exploration Results, Mineral Resources or Ore Reserves is based on information compiled by Mr R G Graber, who is a Member of the American Institute of Professional Geologists (AIPG), a ‘Recognised Overseas Professional Organisation’ included in a list promulgated by the ASX from time to time. Mr Graber is an employee of Cliffs Reduced Iron Management Company, a subsidiary of Cleveland-Cliffs Inc, and is seconded to the company. Mr Graber has sufficient experience which is relevant to the style of mineralisation and type of deposit under consideration and to the activity which he is undertaking to qualify as a Competent Person as defined in the 2004 Edition of the “Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves’. Mr Graber consents to the inclusion in this report of the matters based on his information in the form and context in which it appears.

3.0	FOREIGN EXCHANGE HEDGING

Total residual foreign exchange cover for the Portman Group at 30 June 2006 was US$314.0M.

YEAR	2006	2007	2008	2009	TOTAL
Face Value US$M	110.0	129.50	59.50	15.0	314.0

Weighted Avg “Worst” Case Hedge Rate	0.7374	0.7585	0.7520	0.7566	0.7497

Portman Group’s current Foreign Exchange Policy, for all hedging, provides for:

•	Up to 12 months maturity Uncommitted Hedging: Minimum 50% Maximum 90% of forecast USD sales Committed Hedging: Maximum 90% of forecast USD sales

•	12 to 24 months maturity: Uncommitted Hedging: Minimum 25% Maximum 75% of forecast USD sales Committed Hedging: Maximum 30% of forecast USD sales

•	24 to 36 months maturity: Uncommitted Hedging: Minimum 15% Maximum 50% of forecast USD sales Committed Hedging: Maximum 15% of forecast USD sales

PORTMAN LIMITED
A.B.N. 22 007 871 892

Corporate Information

Directors

John Brinzo	Chairman

Richard Mehan	Managing Director/CEO

David Gunning	Director

Donald Gallagher	Director

William Calfee	Director

Michael Perrott	Independent Director

Malcolm Macpherson	Independent Director

Company Secretary

Leo Kipfstuhl

Registered Office

Level 11, The Quadrant
1 William Street
Perth  6000
WESTERN AUSTRALIA

Telephone:        (08) 9426 3333
Facsimile:          (08) 9426 3344

Internet site:      www.portman.com.au

At 30 June 2006 there were 175,690,073 Ordinary shares on issue.

Substantial Shareholders as at 30 June 2006

Cleveland-Cliffs Australia Pty Ltd
AMP Limited

Reporting Calendar

Anticipated release dates for information in 2006 and other important anticipated dates are as follows:

2006 Half Yearly Report	Late August 2006

September 2006 Quarterly Report	Late October 2006